Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-201211) and Form S-8 (No. 333-192594) of Arc Logistics Partners LP (the “Partnership”) of our report dated March 12, 2015 relating to the consolidated financial statements of the Partnership, which appears in the Partnership’s Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 12, 2015